UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).

1. Name and Address of Reporting Person
   Adams, Jr., Johnston C.
   123 South Front Street
   Memphis, TN 38103

2. Issuer Name and Ticker or Trading Symbol
   AutoZone, Inc. (AZO)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   10/1999

5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Chairman & Chief Executive Officer

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock               |10/11/|P   | |5000              |A  |27.9375    |                   |D     |                           |
                           | 1999 |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |10/13/|P   | |5000              |A  |26.625     |                   |D     |                           |
                           | 1999 |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |10/18/|P   | |5000              |A  |25.875     |20407              |D     |                           |
                           | 1999 |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |      |    | |                  |   |           |1572               |I     |by Trust                   |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:



/s/  Harry L. Goldsmith, Attorney-in-Fact
----------------------------
**Signature of Reporting Person

Date: November 2, 1999

**Intentional misstatement or omission of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

                      POWER OF ATTORNEY


     The undersigned hereby authorizes and designates Harry L. Goldsmith as his true and lawful agent and attorney-in-fact to sign on his behalf any and all statements of Form 3, Form 4, and Form 5 under Section 16 of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder, with respect to shares of Common Stock, or other equity securities, of AutoZone, Inc. held by the undersigned or with respect to transactions in such shares or other equity securities by the undersigned, and to file on his behalf, any and all such reports with the Securites and Exchange Commission, the New York Stock Exchange and AutoZone, Inc., and hereby ratifies any such action by such agent or attorney-in-fact. This power of attorney shall become effective for so long as the undersigned shall be an officer or director of AutoZone, Inc., unless sooner revoked by the undersigned in writing.



                                     Johnston C. Adams, Jr.


                                     /s/ Johnston C. Adams, Jr.
                                     -------------------------

Dated: February 8, 1995